Term sheet No. 1529B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated May 15, 2012; Rule 433

Deutsche Bank AG, London Branch
$ Buffered Contingent Fixed Payment Securities Linked to the iShares® MSCI EAFE Index Fund due August 21*, 2013
General
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The securities are designed for investors who seek a return linked to the performance of the iShares® MSCI EAFE Index Fund (the “Fund”). If the Final Price is equal to or greater than the Initial Price, investors will be entitled to receive at maturity the Face Amount of the securities plus a fixed payment of between $137.00 and $171.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. The securities do not pay coupons or dividends and investors should be willing to lose up to 100.00% of their investment if the Fund declines by more than 20.00%. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due August 21*, 2013.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about May 16*, 2012 (the “Trade Date”) and are expected to settle on or about May 21*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® MSCI EAFE Index Fund (Ticker: EFA UP)
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Price is equal to or greater than the Initial Price, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the Face Amount multiplied by the Fixed Payment Percentage.
The maximum Payment at Maturity will equal between $1,137.00 and $1,171.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities, regardless of whether the Final Price has increased from the Initial Price by more than the Fixed Payment Percentage.
Your investment is protected against a decline of up to 20.00% from the Initial Price to the Final Price.  If the Final Price is less than the Initial Price by not more than the Buffer Amount of 20.00%, you will be entitled to receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities.
If the Final Price is less than the Initial Price by more than the Buffer Amount of 20.00%, you will lose 1.25% of the Face Amount of your securities for every 1.00% that the Final Price is less than the Initial Price by more than 20.00%, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 x (Fund Return + 20.00%) x Downside Factor]
You may lose up to 100.00% of your investment at maturity if the Final Price is less than the Initial Price by more than 20.00%.
Any Payment at Maturity is subject to the credit of the Issuer.

Fund Return:	The performance of the Fund from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Buffer Amount:	20.00%
Downside Factor:	1.25
Fixed Payment Percentage:	13.70% - 17.10% or $137.00 - $171.00 per $1,000 Face Amount of securities (to be determined on the Trade Date)
Initial Price:	The Closing Price of the Fund on the Trade Date
Final Price:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	May 16*, 2012
Settlement Date:	May 21*, 2012
Final Valuation Date†:	August 16*, 2013
Maturity Date†:	August 21*, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1JZ5
ISIN:	US2515A1JZ58
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
† Subject to postponement in the event of a market disruption event as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)           For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The securities will be sold with underwriting discounts and commissions in an amount not to exceed $10.00 per $1,000.00 Face Amount of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
May 15, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the Securities and Exchange Commission (the “SEC”)  website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

•	All references to “Initial Price” and “Final Price” in this term sheet shall be deemed to refer to “Initial Level” and “Final Level,” respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Fund from -100.00% to +100.00% and assumes an Initial Price of $50.00, a Buffer Amount of 20.00% and a Fixed Payment Percentage of 15.40%. The actual Initial Price and Fixed Payment Percentage will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Fund Return	Hypothetical Return	Payment at Maturity
$100.00	100.00%	15.40%	$1,154.00
$95.00	90.00%	15.40%	$1,154.00
$90.00	80.00%	15.40%	$1,154.00
$85.00	70.00%	15.40%	$1,154.00
$80.00	60.00%	15.40%	$1,154.00
$75.00	50.00%	15.40%	$1,154.00
$70.00	40.00%	15.40%	$1,154.00
$65.00	30.00%	15.40%	$1,154.00
$60.00	20.00%	15.40%	$1,154.00
$55.00	10.00%	15.40%	$1,154.00
$52.50	5.00%	15.40%	$1,154.00
$50.00	0.00%	15.40%	$1,154.00
$47.50	-5.00%	0.00%	$1,000.00
$45.00	-10.00%	0.00%	$1,000.00
$40.00	-20.00%	0.00%	$1,000.00
$35.00	-30.00%	-12.50%	$875.00
$30.00	-40.00%	-25.00%	$750.00
$25.00	-50.00%	-37.50%	$625.00
$20.00	-60.00%	-50.00%	$500.00
$15.00	-70.00%	-62.50%	$375.00
$10.00	-80.00%	-75.00%	$250.00
$5.00	-90.00%	-87.50%	$125.00
$0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Fund increases 5.00% from the Initial Price of $50.00 to a Final Price of $52.50. Because the Final Price is greater than the Initial Price, the investor will receive $1,154.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + $154.00 = $1,154.00

Example 2: The price of the Fund increases 50.00% from the Initial Price of $50.00 to a Final Price of $75.00. Because the Final Price is greater than the Initial Price, the investor will receive $1,154.00 per $1,000 Face Amount of securities, even though the Final Price has increased beyond the Fixed Payment Percentage, calculated as follows:

$1,000.00 + $154.00 = $1,154.00

Example 3: The Final Price is equal to the Initial Price of $50.00. Because the Final Price is equal to the Initial Price, the investor will receive $1,154.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + $154.00 = $1,154.00

Example 4: The price of the Fund decreases 10.00% from the Initial Price of $50.00 to a Final Price of $45.00. Because the Final Price of $45.00 is less than the Initial Price of $50.00 by not more than the Buffer Amount of 20.00%, the investor will receive a Payment at Maturity of $1,000 per $1,000 Face Amount of securities.

Example 5: The price of the Fund decreases 50.00% from the Initial Price of $50.00 to a Final Price of $25.00. Because the Final Price of $25.00 is less than the Initial Price of $50.00 by more than the Buffer Amount of 20.00%, the investor will receive a Payment at Maturity of $625.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (-50.00% + 20.00%) x 1.25] = $625.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — If the Final Price is equal to or greater than the Initial Price, your appreciation potential will be limited to the Fixed Payment Percentage of between 13.70% and 17.10%, resulting in a maximum Payment at Maturity of between $1,137.00 and $1,171.00 per $1,000 Face Amount of securities. The actual Fixed Payment Percentage will be determined on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — The Payment at Maturity of the Face Amount of the securities is protected against a negative Fund Return of up to the Buffer Amount of 20.00%. If the Final Price is less than the Initial Price by more than 20.00%, you will lose an amount equal to 1.25% of the Face Amount of your securities for every 1.00% that the Final Price is less than the Initial Price by more than the Buffer Amount of 20.00%. For example, an Fund Return of -30.00% will result in a 12.50% loss on your initial investment. In these circumstances, you could lose up to 100.00% of your investment.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI EAFE Index Fund (the “Fund”). The Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Index”). The Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is a summary only of the Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the sections entitled “The iShares Exchange Traded Funds – iShares MSCI EAFE® Index Fund” and “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be  capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or in any of the stocks held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative.  Your investment will be exposed to a 1.25% loss for each 1.00% that the Final Price is less than the Initial Price in excess of the 20.00% Buffer Amount. Accordingly, you may lose up to 100.00% of your initial investment if the Final Price is less than the Initial Price by more than 20.00%.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE FIXED PAYMENT PERCENTAGE — If the Final Price is equal to or greater than the Initial Price, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the Fixed Payment Percentage of between 13.70% and 17.10% (to be determined on the Trade Date), regardless of any appreciation of the price of the Fund shares above the Fixed Payment Percentage, which may be significant. Accordingly, the maximum Payment at Maturity will be between $1,137.00 and $1,171.00 (to be determined on the Trade Date) for every $1,000 Face Amount of securities. You will receive a return reflecting the Fixed Payment Percentage only if the Final Price is equal to or greater than the Initial Price. If the Final Price is less than the Initial Price, your Payment at Maturity will not be greater than $1,000 per $1,000 Face Amount of securities, and you could lose up to 100.00% of your initial investment.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund would have.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — BlackRock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund, and have an adverse impact on the value of your securities and the Payment at Maturity.

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THE SECURITIES MAY BE SUBJECT TO NON-U.S. SECURITIES MARKETS RISKS — The Fund holds stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR INDEPENDENTLY VERIFIED, ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the stocks held by the Fund or underlying the Index or any of the issuers of the stocks held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the stocks held by the Fund or underlying the Index and the issuers of the stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE STOCKS HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the stocks held by the Fund over the life of the securities may bear little relation to the historical prices of the Fund, the Index or the stocks held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, the Index or the stocks held by the Fund.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Fund will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

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the market price of and dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on the shares of the Fund and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the stocks held by the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the investment portfolio of the Fund and any changes thereto;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Closing Price of the Fund, including the Final Price. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Fund;

•	You are willing to invest in the securities based on the Buffer Amount and Fixed Payment Percentage range;

•	You are willing to lose up to 100.00% of your initial investment if the Final Price is less than the Initial Price by an amount greater than the 20.00% Buffer Amount;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Fund;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily Fund closing prices from May 14, 2007 through May 14, 2012.  The closing price of the iShares® MSCI EAFE Index Fund on May 14, 2012 was $50.18.  We obtained the Fund closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Price of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 1.00% or $10.00 per $1,000 Face Amount of securities.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.